  EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2024, by and among TAC Nexeo Holdings, LLC, a Delaware limited liability company, doing business as Nexeo together with each of its subsidiaries as set forth herein that is a signatory (hereto collectively “Seller”), Tower Arch Partners I, LP, Tower Arch Partners I (Q), LP, TCN Holdings, LLC, Spencer Bautista and Shaun White (“Members”), and ShiftPixy, Inc., a Wyoming corporation (“Buyer” and together with Seller and Members, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Buyer is a human capital management platform and staffing enterprise that has been developing and integrating staffing technology with a goal of becoming a fully-integrated online workforce solution and employer services support platform for contingent workers and employment opportunities;

WHEREAS, Seller is engaged in the business of supplying temporary, temp-to-hire, contract and direct hire personnel to clients, and also providing payroll, dedicated search, RPO, workforce management, onsite resource management and other managed services for clients (the “Business”);

WHEREAS, Members own 100% of the issued and outstanding Class A Common Units of the Seller;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the business and assets of Seller used and/or useful in the operation of the Business, constituting substantially all of Seller’s assets, and Buyer desires to assume from Seller, and Seller desires to assign to Buyer, certain liabilities and obligations of Seller with respect to the operation of the Business, in each case for consideration and in accordance with the terms and conditions of this Agreement;

WHEREAS, Buyer and Seller desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. PURCHASE AND SALE

1.01 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined), Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase and accept, free and clear of all liens, claims, charges, assessments, or encumbrances of any nature (other than Permitted Liens), all of the following assets and rights, wherever situated, but specifically excluding the Excluded Assets (the “Assets”):

a) all of Seller’s fixed assets, including interests in real property including land, leasehold estates, improvements and fixtures, and all appurtenances, easements and rights-of-way related thereto, particularly including interests in Leased Real Property, including deposits and pre-paid costs, which shall be set forth on Schedule 1.01(a), as may be updated from time to time in accordance with this Agreement;

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b) all of Seller’s interest in tangible personal property, including all signs, furniture, equipment, computer hardware and related technology equipment, fixtures and vehicles of Seller relating to or arising out of the Business, which shall be set forth on Schedule 1.01(b), as may be updated from time to time in accordance with this Agreement;

c) all of Seller’s contracts (the “Assumed Contracts”), and all associated rights of Seller therein, including any rights of recovery, rights of warranty and indemnity, rights of set-off or recoupment; including those contracts set forth on Schedule 1.01(c), as may be updated from time to time in accordance with this Agreement;

d) all supplies and materials related to or used in connection with the Assets, including any tools and spare parts (the “Supplies”). All material Supplies shall be set forth on Schedule 1.01(d), as may be updated from time to time in accordance with this Agreement;

e) all marketing and advertising materials relating to the Business, including all PowerPoint and other electronic and multimedia presentations, videos, archives, media, manuals, brochures, forms and sales, promotional and marketing materials, all lists of customers, customer mailing lists, databases, and customer files of the Business, market studies, market surveys and/or customer surveys relating to the Business;

f) all intellectual property assets, including, but not limited to, all service related, business related, enterprise related and internet related intangible assets, rights, licenses, copyrights, patents, trademarks, trade names, service marks, trade dress, logos, domain name registrations, URLs, websites and applications, trade secrets, and other proprietary rights of every kind and nature associated with or owned or used in connection with the Business, including all of Seller’s rights in the names Nexeo and Ready (if any), together with all renewals, translations, adaptations, derivatives and combinations thereof and all goodwill with respect thereto (the “IP Rights”). All IP Rights shall be set forth on Schedule 1.01(f), as may be updated from time to time in accordance with this Agreement;

g) all permits, licenses, approvals, and authorizations of governmental or regulatory authorities used or held for use in connection with the Business that are assignable by Seller; and

h) all of Seller’s goodwill, going concern value, and other intangible assets associated with the Business (collectively, the “Other Intangible Assets”).

The Assets, together with the Business represented by and conducted in connection therewith, are herein referred to collectively as the “Purchased Business.”

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1.02 Excluded Assets. The following properties, assets, rights, and interests of Seller are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets (the “Excluded Assets”):

a) all cash, cash equivalents, short-term investments, marketable securities of Seller, notes receivable, trade receivables, accounts receivable, commissions, and other receivables and rights to payments of Seller;

b) all bank accounts of Seller;

c) all refunds, credits, or overpayments with respect to taxes;

d) all intercompany assets and all advances to stockholders of the Seller;

e) all employee benefit plans and insurance policies, as well as any rights thereunder, including those benefit plans and policies set forth on Schedule 1.02(e), as may be updated from time to time in accordance with this Agreement;

f) the corporate seals, organizational documents, minute books, membership or stock books, ledgers, membership certificates, tax returns, books of account or other records having to do with the organization of Seller, all employee-related or employee benefit-related files or records, workers’ compensation records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

g) all membership interests, stock and equity ownership in Seller;

h) all rights of Seller under this Agreement or any document executed in connection herewith; and

i) any additional assets, properties, and rights specifically listed on Schedule 1.02(i), as may be updated from time to time in accordance with this Agreement;

1.03 Assumed Liabilities. At Closing, Buyer shall assume and agree to pay, discharge, or perform as appropriate, only the following liabilities and obligations of Seller (“Assumed Liabilities”): (a) the obligations of Seller under the Assumed Contracts that (i) arise after the Closing, (ii) relate to periods following the Closing, and (iii) are to be paid or performed at any time after the Closing; (b) the obligations and liabilities as set forth on Schedule 1.03, as may be updated from time to time in accordance with this Agreement; and (c) liabilities arising out of Buyer’s operation of the Purchased Business after the Closing.

Except for the Assumed Liabilities, Buyer is not assuming or agreeing to pay or perform any debts, liabilities or obligations of Seller, including without limitation any debts, liabilities or obligations relating to or arising out of (a) failure to pay or perform any obligation required to be paid or performed prior to Closing; (b) federal, state, or local tax claims or liabilities of Seller arising prior to Closing; (c) hiring, employment, contractual relationships with or termination of Staff prior to Closing, including without limitation any obligation or liability of Seller in respect of accrued salaries, accrued profit sharing or severance pay, or any obligation or unfunded liability arising from any pension or other employee benefit plan, in each case arising prior to Closing; (d) obligations or liabilities to customers or suppliers arising prior to Closing; (e) environmental liabilities arising prior to Closing; (f) health and safety liabilities arising prior to Closing; (g) accounts payable, accrued expenses, or obligations under assumed contracts arising prior to Closing, other than Assumed Liabilities; or (h) any other debt, liability or obligation arising, and to be performed or paid, prior to Closing, including without limitation the operation and management of the Purchased Business prior to Closing (all of the foregoing, individually and collectively, herein referred to as “Retained Liabilities”). Seller shall fully pay, perform and discharge all Retained Liabilities when and as due in accordance with respective terms.

1.04 Closing. On the terms and subject to the conditions of this Agreement, and subject to completion of all requirements, the conveyance of the Assets by Seller to Buyer (the “Closing”) shall take place by exchange of documents, transmitted by electronic means, on or before the seventh (7th) business day after all of the conditions to Closing are either satisfied or waived (the “Closing Date”), or as is mutually agreed upon by Buyer and Seller, unless this Agreement shall have theretofore terminated as herein provided. Each party hereto agrees to use all reasonable efforts to cause the Closing to be consummated by the Closing Date and, if not closed on such date, as soon as reasonably practicable thereafter.

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1.05 Purchase Price. On the terms and subject to the conditions set forth herein, in addition to the assumption of the Assumed Liabilities, the purchase price paid by the Buyer to the Seller for the Acquired Assets (the “Purchase Price”) shall be Twenty-Five Million Dollars ($25,000,000):

(a) the Purchase Price shall be payable in three (3) distinct payments as follows:

(i) Closing Payment - fifty percent (50%) of the Purchase Price will be paid in cash at Closing;

(ii) First Post-Closing Payment – on or before the date that is six (6) months after the Closing, twenty-five percent (25%) of the Purchase Price will be paid to Seller in cash (subject to subsection (b) below) as a “First Post-Closing Payment”; and

(iii) Second Post-Closing Payment – on or before the date that is twelve (12) months after the Closing, twenty-five percent (25%) of the Purchase Price will be paid to Seller in cash (subject to subsection (b) below) as a “Second Post-Closing Payment,” provided, however, that payment of the entire Second Post-Closing Payment will be contingent upon and subject to Seller’s migration to Buyer of Seller’s Clients (“Migrated Accounts”), and including the securing of any new Clients (“New Accounts”), representing not less than 90% of the Seller’s gross revenue (calculated based on a comparison of Seller’s gross revenue attributable to the latest 6 full calendar months following the Closing to the gross revenue attributable to the Migrated Accounts and New Accounts for the 6 full calendar months prior to Closing) as of the date that marks the end of the 6 full calendar months following the Closing. In the event that the Migrated Accounts and New Accounts represent at least 70%, but less than 90%, of the Seller’s gross revenue (calculated based on a comparison of Seller’s gross revenue attributable to the latest 6 full calendar months following the Closing to the gross revenue attributable to the Migrated Accounts and New Accounts for the 6 full calendar months prior to Closing) as of the date that marks the end of the 6 full calendar months following the Closing, then the Second Post-Closing Payment will be prorated as follows:

Percentage Achieved	Amount of Second Post-Closing Payment
Less than 70%	$0
70% to 75%	$1,250,000
75% to 80%	$2,500,000
80% to 85%	$3,750,000
85% to 90%	$5,000,000
90% or greater	$6,250,000

(b) Notwithstanding the foregoing, Seller may elect to receive all or any portion of either the First Post-Closing Payment or the Second Post-Closing Payment, to the extent payable, in the form of “Purchase Price Shares,” provided that Seller informs Buyer of such election at least six (6) months before the time the First Post-Closing Payment, or the Second Post-Closing Payment, in each instance as applicable, becomes payable, in which event such Purchase Price Shares shall be placed in escrow with the intention that such Purchase Price Shares will become unrestricted, consistent with the requirements of Rule 144, within fifteen (15) days following the date on which the payment becomes due to be paid to Seller. Each of the Purchase Price Shares, if payable, shall have a deemed price per share that is equal to the average closing price per share of ShiftPixy, Inc. Common Stock for the twenty (20) trading days ending two trading days prior to the date of the proposed payment; the closing price per share shall be the closing price on Nasdaq (or, if Buyer’s stock is not then listed on such market, on the principal other U.S. national or regional securities exchange on which the Stock is then listed or principal other U.S. national or regional market on which stock is then traded) (“Deemed Value”).

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(c) Buyer shall pay Seller any cash portion of the Purchase Price by wire transfer of immediately available funds to the account or accounts specified by Seller as set forth in Schedule 1.05(c).

(d) Buyer shall deliver to Seller any Purchase Price Shares portion of the Purchase Price, by delivery to Buyer’s registered Transfer Agent, with a copy to Seller, of irrevocable instructions, executed by an officer of Buyer and in a form reasonably acceptable to Seller, instructing the Transfer Agent (1) to issue certificates for the appropriate number of Purchase Price Shares registered in the name of Seller, with any required transfer stamps affixed thereto, and (2) to deliver such certificates to such address as Seller may designate (it being understood that (A) Buyer shall cause the issuance and delivery of such share certificates as contemplated herein within five (5) business days after the date specified for payment thereof, and (B) such issuance shall be effective as of the date specified for payment thereof, and the Transfer Agent shall be instructed accordingly), provided however, that Seller may elect to allow the Purchase Price Shares to be documented as a non-certificated, book-entry transaction by the Transfer Agent as being issued to Seller.

(e) If, during the period in which the Deemed Value is being calculated, the outstanding shares of ShiftPixy Common Stock shall be changed into a different number of shares or a different class (including by reason of any subdivision, reclassification, recapitalization, reorganization, stock split, reverse stock split, combination or exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the calculation of the number (and nature if applicable) of Purchase Price Shares issued to Seller as part of the Purchase Price shall be proportionately (and rationally, if the nature has been changed) adjusted. Buyer will use its reasonable best efforts to maintain the listing of ShiftPixy Common Stock on The Nasdaq Capital Market (or other national exchange) for a period of up to six (6) months following the issuance of the Purchase Price Shares, including, if necessary, by effecting a reverse stock split of outstanding shares of ShiftPixy Common Stock.

1.06 Allocation of Purchase Price. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for tax purposes in accordance with the allocation methodology as set forth in Schedule 1.06, which was arrived at in arm’s length negotiations between the Parties. In any proceeding related to the determination of any tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

1.07 Other Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, on or before Closing, each in a form mutually agreed to by the Parties:

(a) Seller shall deliver to Buyer: (i) each of the Schedules referenced herein; (ii) a Bill of Sale duly executed by Seller; (iii) an Assignment and Assumption Agreement duly executed by Seller; (iii) an Assignment of Intellectual Property Rights duly executed by Seller; (iv) such other instruments of transfer as are reasonably required to transfer the Assets, duly executed by Seller; (v) a Transition Services Agreement duly executed by Seller; (vi) the third party consents listed on Schedule 1.07(a)(vi); (vii) documentation satisfactory to Buyer evidencing the release or authorizing the release, of any liens existing as of the Closing Date on any of the Assets (other than Permitted Liens); (viii) a Manager’s Certificate certifying and attaching all requisite resolutions or actions of Seller’s managers and members approving execution and delivery of this Agreement; (ix) a Non-Competition Agreement, duly executed by each person listed in Schedule 1.07(a)(ix); and (x) a FIRPTA certificate duly executed by Seller.

(b) Buyer shall deliver to Seller: (i) the Closing Payment portion of the Purchase Price; (ii) the Assignment and Assumption Agreement duly executed by Buyer; (iii) the Transition Services Agreement duly executed by Buyer; and (iv) an Officer’s Certificate certifying and attaching all requisite resolutions or actions of Buyer’s directors and stockholders approving execution and delivery of this Agreement;

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1.08 Fees and Costs. Except as provided herein, regardless of whether the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay all fees and expenses incurred by such party in connection herewith, including all fees, commissions and expenses of its own counsel, consultants, accountants, advisors, brokers, finders, and/or bankers retained or consulted in connection with the negotiation of this Agreement and the transactions contemplated herein. Buyer shall be responsible for payment of all transfer, sales, or other similar taxes, fees and expenses incurred in connection with the transfer the Purchased Business to Buyer. Seller shall be responsible for the prepayment, release, satisfaction or removal of any liens or encumbrances affecting the Assets (other than Permitted Liens). Buyer agrees to pay (i) the audit expenses associated with the preparation of the proforma financials and the conducting of the Audit and (ii) the commercially reasonable legal fees and pre-approved expenses of Nelson, Mullins, Riley & Scarborough, LLP, counsel to Seller, in connection with the negotiation and drafting of this Agreement (in each case regardless of whether the Closing occurs).

1.09 Conditions Precedent to Obligations of Buyer. Buyer’s obligation to pay the purchase price and consummate the purchase of the Purchased Business as contemplated by this Agreement shall be subject to the following conditions precedent:

a) The Schedules shall have been completed and shall be satisfactory to Buyer, and Buyer shall have completed its due diligence review of the Businesses, the results of which shall be satisfactory to Buyer in its sole and absolute discretion; provided, that this condition shall expire on May 31, 2024 if the Buyer shall not have exercised the termination right set forth in Section 3.08(a)(ii).

b) Seller shall have delivered to Buyer the Audit as required pursuant to Section 3.06.

c) Buyer shall have received adequate financing to consummate this Agreement; provided, that this condition shall expire on May 31, 2024 if the Buyer shall not have exercised the termination right set forth in Section 3.08(a)(iii).

d) Buyer shall have obtained the affirmative vote of the holders of a majority in voting power of the outstanding shares of ShiftPixy Common Stock, to the extent required.

e) All representations and warranties of Seller made in or pursuant to this Agreement shall be correct and complete in all material respects on and as of the Closing Date as if made on and as of that date, Seller shall have complied in all material respects with all of its covenants and obligations under this Agreement to be performed on or prior to Closing,

f) No suit, action, or proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein, there shall not be in effect any statute, rule or regulation which makes it illegal for Buyer to consummate the transactions contemplated hereby or any order, decree or judgment which enjoins Buyer or Seller from consummating the transactions contemplated hereby, and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein.

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g) During the period from the date hereof to the Closing Date, there shall have been no Material Adverse Change. Seller will notify the Buyer of any Material Adverse Change as soon as it is known by the Seller. As used herein, the term “Material Adverse Change” means any change, event, occurrence or development (collectively, an “Event”) that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, properties, Assets, financial condition or results of operations of the Seller; provided, however, that none of the following (or the results thereof) shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Material Adverse Change: any Event attributable to (i) conditions affecting the industries in which the Seller operates, general political conditions, the economy as a whole or the financial and capital markets in general; (ii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (iii) any change in, or proposed or potential change in, applicable laws or the interpretation thereof; (iv) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (v) the failure of Seller to meet or achieve the results set forth in any projection or forecast; (vi) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (vii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental authority, or (viii) any acts of God, natural disasters, disease outbreak, epidemic or pandemic.

Buyer may waive any condition precedent contained herein and, upon the exercise of such right of waiver, the transactions contemplated hereby shall be consummated in accordance with the terms contained in this Agreement as modified by said waiver.

1.10 Conditions Precedent to Obligations of Seller. Seller’s obligation to consummate the purchase of the Purchased Business as contemplated by this Agreement shall be subject to the following conditions precedent:

a) All representations and warranties by Buyer contained in this Agreement shall be true on the Closing Date as though made on the Closing Date. Buyer shall have complied with and performed all of its covenants and obligations set forth in this Agreement which were required to be complied with or performed prior to the Closing Date.

b) No suit, action, or proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein, there shall not be in effect any statute, rule or regulation which makes it illegal for Seller to consummate the transactions contemplated hereby or any order, decree or judgment which enjoins Buyer or Seller from consummating the transactions contemplated hereby, and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein.

Seller may waive any condition precedent contained herein and, upon the exercise of such right of waiver, the transactions contemplated hereby shall be consummated in accordance with the terms contained in this Agreement as modified by said waiver.

1.11 Migrating Clients and Other Business Relationships. After the Closing, Seller will reasonably cooperate with Buyer in its efforts to continue and maintain those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Seller shall use its commercially reasonable efforts to ensure that none of its officers, employees, agents or members shall take any action intended to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business, including disparaging the name of the Business (provided that Buyer acknowledges and agrees that Seller will not be held responsible for the actions of such individuals). In addition, inasmuch as Seller is retaining accounts receivable, Seller will continue collecting receivables in accordance with past practice and will use commercially reasonable efforts not to adversely impair Buyer’s relationship with any customer acquired in connection with the transactions contemplated by this Agreement; provided that the foregoing shall in no way prohibit Seller from bringing collections actions to recover delinquent accounts receivable. Seller shall use commercially reasonable efforts to migrate to Buyer its business relationships with Clients and Work Site Employees (“WSEs”) as follows: (a) for the purposes of transitioning a Client to Buyer, (1) the assignment of the contractual agreement(s) (whether written or unwritten) of such Client from Seller to Buyer, including using commercially reasonable efforts in securing post-Closing, as necessary, of any required consents to such assignment; (2) the issuance via email to the Client immediately after Closing of a letter that generally in substance (i) announces the transaction, (ii) introduces the Client to ShiftPixy, (iii) informs the Client that the transaction is intended to bring efficiencies and a greater service offering to the Client and assigned workers, (iv) expresses a commitment to help make the transition as seamless as possible, and (v) expresses a commitment to help with the transition process and respond to any transition issues; and (3) using commercially reasonable efforts to assist Buyer in being approved and onboarded as a new vendor with Client, as applicable; provided, however, except as otherwise provided in this Agreement, there shall be no requirement for a Client to maintain the contractual relationship with Buyer for any period of time after the contractual relationship is assigned from Seller to Buyer, and except as provided herein and in the Transition Services Agreement, the maintenance of the relationship between the Clients and Buyer shall be the sole and exclusive responsibility of Buyer after the Closing; and (b) for the purposes of transitioning the WSEs to the ShiftPixy Platform, using commercially reasonable efforts to cause the WSEs (1) to download the ShiftPixy application, and (2) to successfully complete the onboarding process through the ShiftPixy application by the WSE such that said WSE is available for hire by Buyer’s clients on the Platform; provided, that Buyer acknowledges that Seller will not be responsible for any WSEs electing not to accept employment with Buyer.

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2. REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Seller & Members

Seller and Members represent and warrant to Buyer that the following statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing:

2.01 Ownership; Existence and Good Standing. Seller is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, with full power and authority to own the Assets held by such Seller and to carry on the Purchased Business as now conducted.

2.02 Assets. Other than the Excluded Assets, the Assets constitute all of the assets and rights owned by Seller and used in or useful to the conduct of the Purchased Business. All equipment and Supplies included in the Assets are in good repair and good operating condition, free from any known material defect, ordinary wear and tear excepted. Seller has good and marketable title to all Assets held by such Seller, free and clear of all liens, encumbrances, claims or other conditions affecting title or use (collectively, “Liens”), except for Permitted Liens. Subject to the receipt of any required third party consents listed on Schedule 2.09, Seller has complete and unrestricted power to sell, assign and deliver to Buyer good and unencumbered marketable title to the Assets, and at the Closing, such title will vest in Buyer, free of all Liens (in each case, other than Permitted Liens and Liens created by or through Buyer). As used herein, “Permitted Lien” means (i) Liens for unpaid taxes that are not yet delinquent; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business; (iii) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance; (iv) easements, rights of way and zoning restrictions; and (v) Liens or title imperfections that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.

2.03 Contracts. Schedule 1.01(c) contains a true and complete list of all material contracts and agreements (“Contracts”) relating to the Purchased Business. Seller has made available to Buyer true, complete and correct copies of all such Contracts on or prior to the Closing Date. The Assumed Contracts are valid and binding and have not been modified or amended from the forms provided to Buyer, and no material breach, default or alleged breach or default of Seller or, to the Knowledge of Seller, any other party thereto exists under any Assumed Contract. As used herein, the term “Knowledge of Seller” (or any similar term) means the actual knowledge of Spencer Bautista or Shaun White, without investigation.

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2.04 Customers and Suppliers. Seller has received no written notice of breach or of termination under any written contract with any significant customer or supplier. Seller has no knowledge or notice of any information that any customer or supplier intends to cease dealing with Seller, or intends to alter in any material negative respect the amount of such customer’s or supplier’s dealings with Seller, or would alter in any material negative respect such dealings in the event of the consummation of this transaction.

2.05 No Material Adverse Change. Since the date of the most-recent audited financial statements and continuing through the date of this Agreement, (a) there has been no Material Adverse Change and (b) Seller has operated the Purchased Business only in the ordinary course of business.

2.06 Staff. Seller has provided to Buyer a complete and correct list of all persons currently performing services relating to the Purchased Business (“Staff”), whether such persons are employees or independent contractors, and their total compensation, including all fringe benefits and bonus opportunities to which any such Staff are or may be entitled. Except as disclosed to Buyer in Schedule 2.06, Seller has no written employment, consulting or other Contracts with any Staff. Seller has also provided to Buyer copies of all Contracts applicable to such Staff. No employees of Seller are represented by a union or other labor organization and no representation question exists respecting the employees of any Seller. Seller has complied during the last three (3) years in all material respects with all applicable laws affecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not engaged in any unfair labor practice. Seller has not experienced any labor strike, dispute, slowdown, work stoppage, or other labor difficulty. Seller has no Knowledge that any key member of Seller’s Staff is considering termination of his or her relationship with Seller.

2.07 Arms Length Transactions. All of the transactions of Seller relating to the Purchased Business have been entered into and conducted on an arms-length basis or, in the case of transactions involving current or former officers, directors, owners, or affiliates of Seller, have been on terms no less favorable to Seller than those which would have prevailed in an arms-length transaction. To the Knowledge of Seller, no member of Seller’s Staff has violated the published business policies of any third party with respect to gifts, services or corporate business practices.

2.08 Compliance with Laws. Seller has complied during the last three (3) years in all material respects with all applicable laws, regulations, orders and other requirements of governmental authorities with respect to the Purchased Business. Seller is not subject to any judicial, governmental, or administrative order, judgment or decree. Except as set forth on Schedule 2.08, there is no pending or threatened claim, investigation, proceeding, or litigation of any kind or nature relating to the Purchased Business. Schedule 2.08 contains a complete list of all material licenses, permits, approvals, authorizations, exemptions, classifications and certificates necessary to conduct the Purchased Business and to own and operate the Assets as currently conducted and operated.

2.09 Authority to Consummate Transactions. Seller has full power and authority to enter into this Agreement and all certificates, instruments of transfer and other documents or agreements to be executed by such Seller in connection with this Agreement, including without limitation the Transition Services Agreement and the other Closing document deliverables referenced in Section 1.07 (collectively, the “Transaction Documents”) and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by Seller, all Transaction Documents, upon execution by the Seller that are parties thereto, will have been duly executed and delivered by such Seller, and each such agreement is or upon execution will be a valid and legally binding obligation of the Sellers that are parties thereto, enforceable in accordance with its terms, except to the extent that enforcement thereof may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated herein or therein, will (i) constitute or cause a breach, default or violation of any Seller’s charter or operating agreement, or except as set forth on Schedule 2.09, any material contract, license, lease, permit, approval or agreement to which it is a party, (ii) cause a Lien (other than Permitted Liens) to attach to any of the Assets, (iii) result in acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any Assumed Contract, or (iv) except as set forth on Schedule 2.09, require a consent of any person to prevent such breach, default, violation, Lien, acceleration, right or termination. No approval of or filing with any federal, state, local or foreign court, authority or administrative or regulatory agency is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated herein and therein by Seller.

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2.10 Financials. Seller has not received any notification from any of its Staff, Members, or independent auditors of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Seller, (ii) any fraud, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Seller or (iii) any claim, complaint, investigation or allegation regarding any of the foregoing. Except as and to the extent disclosed in the Financial Statements, the Schedules hereto or in other Closing deliverables, Seller has no liabilities of the type required to be set forth on a balance sheet prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business since the ending date of the last date of the Financial Statements (the “Financial Statement Date”). The Financial Statements will fairly present in all material respects the consolidated financials of the Seller, as at the respective dates thereof, and the statements of operations and income, shareholder’s equity and cash flows for the respective periods covered thereby, prepared accurately and in conformity with GAAP.

2.11 Compliance with OFAC. Neither Seller, nor, to the Knowledge of Seller, any director, manager, officer, agent, employee or Affiliate of Seller is a Person (as defined in the Securities Act of 1933) that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). To the Knowledge of Seller, Seller has not engaged in and is not now engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions.

2.12 Anticorruption. Seller and, to its Knowledge, its employees, directors, agents or other Persons acting on its behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller and, to its Knowledge, its employees, directors, agents or other persons acting on its behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws.

2.13 CARES Act. Except as set forth on Schedule 2.13, Seller has not (a) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (b) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (c) deferred payment of the employer portion of the United States Federal Insurance Contributions Act, as amended (“FICA”) and Medicare Tax pursuant to Section 2302 of the CARES Act, or (d) claimed the employee retention credit pursuant to Section 2301 of the CARES Act. If Seller has secured a Paycheck Protection Program Loan, Seller is not in default of such loan and is entitled to any forgiveness thereof for which forgiveness was requested or received.

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2.14 Environmental and Insurance.

a) To the Knowledge of Seller, there are no conditions, facilities, procedures or any other facts or circumstances which could reasonably be expected to give rise to material claims, expenses, losses, liabilities or governmental action or require remediation in each case pursuant to applicable environmental laws.

b) Seller has made available to Buyer copies of all environmental assessments or audits in its possession or under its control that relate to Seller’s compliance with applicable environmental laws.

c) Seller maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance in connection with the Acquired Assets and Assumed Liabilities, that are in forms and amounts as customary for businesses substantially similar to the Business and as may be additionally required under the terms of any contract or agreement. Schedule 2.14 sets forth (i) a complete and correct list of all insurance policies and fidelity bonds maintained by Seller in connection with the Acquired Assets and Assumed Liabilities as of the date of this Agreement, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three years; and (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by Seller. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and Seller is in material compliance with the terms of such polices. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. To the Knowledge of Seller, there is no threatened termination of any such policies or bonds.

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the following statements contained in this Article 2 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date:

2.15 Existence and Good Standing. Buyer is a Wyoming corporation duly organized, validly existing and in good standing under the laws of its state of organization.

2.16 Full Power and Authority. Buyer has full power and authority to enter into this Agreement and all certificates, instruments of transfer and other documents or agreements to be executed by Buyer in connection with this Agreement, including without limitation all Transaction Documents be executed by Buyer in connection with this Agreement, and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by Buyer, all Transaction Documents, upon execution by Buyer, will have been duly executed and delivered by Buyer, and each such agreement is or upon execution will be a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except to the extent that enforcement thereof may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity..

2.17 No Conflict or Violation. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents nor the performance by Buyer of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation of Buyer or any material contract, license, lease, permit, approval or agreement to which it is a party; or (ii) violate any order, injunction, decree, statute, rule or regulation of any governmental authority to which Buyer is subject. No approval of or filing with any federal, state, local or foreign court, authority or administrative or regulatory agency is necessary to authorize the execution and delivery of this Agreement and the Transaction Documents or the consummation of the transactions contemplated herein and therein by Buyer.

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3. EXAMINATION PERIOD AND TERMINATION

The following provisions shall apply during the period prior to the Closing:

3.01 Examination Period. At the date hereof Buyer has not yet had an opportunity to complete its investigation and analysis of the Purchased Business and Assets or to receive and review the Schedules and other documents to be delivered pursuant to this Agreement. Seller shall complete the preparation of all such Schedules, information and other documents as soon as reasonably practicable after the date hereof, and use commercially reasonable efforts to cause such Schedules, information and documents to be delivered to Buyer not later than April 30, 2024. Once Seller has delivered all such Schedules, information and documents, Buyer shall have 30 days in which to investigate all of the facts, information and other matters contained or referenced therein and otherwise to investigate, in any manner which it may choose, the Purchased Business and Assets. This date may be extended by mutual agreement.

3.02 Operation in Ordinary Course; Notice Obligations of Seller and Buyer. From the date hereof until the Closing Date, Seller will operate the Purchased Business only in the ordinary course of business. Seller will promptly notify Buyer in writing of (a) any pending or threatened claim, litigation or proceeding applicable to the Purchased Business or Assets, and (b) the occurrence of any event which could result in any condition to Closing not being satisfied by Seller, and Seller will keep Buyer reasonably informed as to the status of such reported events. Buyer will promptly notify Seller in writing of the occurrence of any event which could result in any condition to Closing not being satisfied by Buyer, and Buyer will keep Seller reasonably informed as to the status of such reported events.

3.03 Preservation of Relationships. Seller will use commercially reasonable efforts to preserve for Buyer its good relations with, customers, suppliers, and others having business relationships with it in connection with the Purchased Business; provided, however, that nothing herein shall require Buyer to hire any Staff or to conduct or continue any business with any customer, supplier, or third party.

3.04 Access to Facilities and Records. Seller will afford Buyer and its representatives with reasonable access to Seller’s books, records, assets and employees in order for Buyer to complete its due diligence with respect to the Purchased Business and the transaction contemplated hereby. Such access shall be provided during normal business hours on reasonable advance notice to the physical locations at which Seller conducts the Business in order to inspect and review Seller’s business records and accounts and any Assets located at such facilities. Seller will furnish documents and all such other information concerning the Business as Buyer may reasonably request, except that no information will be provided if it would violate applicable law, a Contract or any other obligation of confidentiality or any other obligation owing to a third Person or would jeopardize the protection of attorney-client privilege or any other privilege or immunity.

3.05 Exclusive Dealing. For so long as this Agreement shall continue in effect, neither Seller nor any of its officers, directors, managers, owners, or representatives will directly or indirectly offer, or solicit or entertain offers for, the purchase, sale or disposition of the Purchased Business or Assets, or engage in any substantive discussions or enter into any agreement or understanding with respect to, or furnish information to any other party with regard to, the potential purchase, sale or disposition of the Purchased Business or Assets.

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3.06 Financial Statements. Seller shall deliver to Buyer true and complete copies of Seller’s financial statements (“Financial Statements”) prepared under generally accepted accounting principles (“GAAP”), and audited (the “Audit”) under generally accepted auditing standards (“GAAS”), consisting of the Seller's balance sheets for each of its prior three (3) fiscal years, as well as its statements of operations and statements of cash flows, and statements of equity for each of its prior three (3) fiscal years, all as applicable and required by the federal securities laws and rules and regulations promulgated thereunder by the SEC.

3.07 Public Disclosures and Filings. As promptly as commercially reasonable, Seller will provide such information concerning Seller as is reasonably required by Buyer in preparing and filing any required forms and public disclosures pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, including but not limited to a Proxy Statement, Form 8-K, or Information Statement, if applicable. Notwithstanding anything contained herein to the contrary, Buyer shall not file any such forms or include this Agreement as an exhibit to any such filing, nor make any such public disclosures, without Seller’s prior written approval, which approval may be granted or withheld in Seller’s sole discretion.

3.08 Termination.

a) This Agreement may be terminated by Buyer: (i) at any time prior to Closing if the Seller shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of the closing condition set forth in Section 1.09(e) and (B) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Buyer stating the Buyer’s intention to terminate this Agreement pursuant to this Section and the basis for such termination; (ii) by written notice to Seller at any time prior to May 31, 2024 if Buyer, in its sole judgment, is not satisfied with the contents of the Schedules or with the results of its investigation of the Purchased Business and Assets; or (iii) at any time prior to May 31, 2024 if Buyer notifies Seller in writing that it is unable to obtain adequate financing to consummate the transactions contemplated herein.

b) This Agreement may be terminated by Seller: (i) at any time prior to Closing if the Buyer shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of the closing condition set forth in Section 1.10(a) and (B) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Buyer stating the Buyer’s intention to terminate this Agreement pursuant to this Section and the basis for such termination.

c) This Agreement may be terminated at any time prior to the Closing by either Buyer or Seller, upon written notice to the other, if: (i) Buyer has been advised by counsel that it is required as a matter of law to make an SEC filing or other public disclosure or announcement with regard to this Agreement or that otherwise references Seller; (ii) Buyer communications this legal requirement to Seller; and (iii) Buyer and Seller are unable to reach agreement with regard to the terms of any such proposed SEC filing or other public disclosure or announcement prior to the date on which Buyer is advised by counsel that such SEC filing or other public disclosure or announcement must be completed.

d) This Agreement may be terminated at any time prior to the Closing by mutual written consent of Buyer and Seller.

e) By either Buyer or Seller, by written notice to the other, if this Agreement has not been terminated and the Closing shall not have taken place on or prior to 90 days after this Agreement has been signed (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this section shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

f) In the event this Agreement is terminated prior to Closing, this Agreement shall become null and void and of no effect with no liability or further obligation on the part of any party hereto arising under or out of this Agreement, except that the provisions of Section 1.08, this Section 3.08 and Article 5 shall each survive the termination hereof; and (ii) nothing contained herein will relieve any Party from a breach of any of its representations, warranties, covenants or obligations set forth in this Agreement.

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4. POST CLOSING OBLIGATIONS

4.01 Further Assurances. Following the Closing Date, Seller shall, for no further consideration, perform all such other actions and execute and deliver, or cause to be executed and delivered, such further assignments, transfers, instruments, certificates and other documents as Buyer or its counsel may reasonably request to vest in Buyer full and complete title to the Purchased Business and the Assets. In the event that Seller receives any payments, notices, or communications after the Closing Date from any customers, suppliers or vendors relating to the Purchased Business, such items shall be delivered promptly to Buyer in the same form received. In the event that Buyer receives any payments after the Closing Date from any customers relating to the Excluded Assets, such payments shall be delivered promptly to Seller in the same form received.

4.02 Survival of Representations, Warranties, and Agreements. The representations and warranties contained in this Agreement shall survive the Closing and expire on the first anniversary of the Closing Date (or, if a claim has been asserted prior to such expiration, until after the date of its final resolution), and the covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.

4.03 Indemnification.

a) Seller shall indemnify, defend and hold harmless Buyer and its owners, officers, directors, employees, attorneys, agents, affiliates, successors and assigns (collectively, the “Buyer Parties”) from and against all claims, liabilities, obligations, losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and disbursements, interest, penalties, court costs, and all costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation, claim, action, suit, proceeding or demand (collectively, “Losses”) of any kind or character arising out of or relating or attributable to: (i) any misrepresentation or breach of warranty on the part of Seller pursuant to this Agreement; (ii) any failure to fulfill any agreement or covenant on the part of Seller pursuant to this Agreement; (iii) any Retained Liabilities, whether such claims are asserted by one of the Buyer Parties or by third persons; or (iv) any claim, demand or allegation by any third party relating to any of the foregoing. Provided, that, Seller shall not have any liability under subsection (i) above unless the aggregate of all Losses relating thereto for which the Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000 (the “Seller Deductible”), at which time Seller shall be liable for the full amount of all such Losses in excess of the Deductible; and Seller’s aggregate liability under subsection (i) above shall in no event exceed 10% of the amount of the Purchase Price actually paid to Seller; however, nothing in this Agreement (including this Section 4.03) shall limit or restrict any of the Buyer Parties’ rights to maintain or recover any amounts in connection with any action or claim based upon Actual Fraud made by Seller or Members in this Agreement. As used herein, the term “Actual Fraud” means the making by Seller or Members of an express representation or warranty contained in Article 2 of this Agreement that, at the time such representation or warranty was made, (i) was materially inaccurate, (ii) Seller or Members had actual knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate, (iii) in making such representation or warranty the Seller or Member with knowledge of the material inaccuracy thereof had the intent to deceive Buyer and to induce Buyer to enter into this Agreement, and (iv) Buyer acted in reasonable reliance on such representation or warranty. “Actual Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

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b) Buyer shall indemnify, defend and hold harmless Seller and its owners, officers, managers, employees, attorneys, agents, affiliates, successors and assigns (collectively, the “Seller Parties”) from and against all Losses of any kind or character arising out of or relating or attributable to: (i) any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant on the part of Buyer pursuant to this Agreement; (ii) any Assumed Liabilities, whether such claims are asserted by one of the Buyer Parties or by third persons; or (iii) any claim, demand or allegation by any third party relating to any of the foregoing.

c) If any of the Buyer Parties or Seller Parties (an “Indemnitee”) has a claim or potential claim or receives notice of any claim or potential claim or the commencement of any action or proceeding that could give rise to an indemnification claim under this Section, it shall promptly give notice thereof to the indemnifying party (the “Indemnitor”) describing the claim in reasonable detail and accompanied by supporting documentation, if any. The Indemnitor shall respond to each such claim within thirty (30) days of receipt of such notice. If Seller’s response is not timely made, the Indemnitee may respond to such third party claim as it sees fit and seek indemnification thereafter pursuant to the terms hereof. If the Indemnitee elects to assume the defense of such claim or potential claim, the Indemnitee shall have the right to be represented by counsel, accountants and other advisors, at its own expense, and shall be kept reasonably informed as to such claim at all stages. Neither Party may settle or compromise any claim over the objection of the other Party. If the Indemnitor does not assume the defense of the claim, the Indemnitee may assume the defense and seek indemnification from time to time as the amount of the claim for which it is entitled to be indemnified becomes liquidated, subject in any case to the limitations contained herein.

d) Notwithstanding the foregoing, an Indemnitee shall have the right to employ separate counsel at Indemnitor’s expense and to control its own defense of such asserted claim if (a) there are or may be legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor, or (b) in the opinion of counsel to such Indemnitee, a conflict or potential conflict exists between such Indemnitee and the Indemnitor that would make such separate representation advisable.

e) To the extent that a court of competent jurisdiction has made a final and non-appealable determination that any of the Buyer Parties is entitled to be indemnified by any of the Seller Parties for any Loss pursuant to this Section, Buyer shall have the right, in addition to any other rights it may have pursuant to this Agreement or otherwise, to offset or cause the offset of such Loss against any amount payable by Buyer or any of its affiliates to any of the Seller Parties pursuant to this Agreement or any other Transaction Document or otherwise, including without limitation the final Purchase Price payment due hereunder.

f) In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent awarded in connection with a thirdparty claim. Losses shall be calculated net of any amounts actually recovered by any Indemnitee under any insurance policy or pursuant to any indemnification or contribution right or similar recovery from a third party. If an Indemnitee receives any such amount after an indemnification payment is made hereunder by an Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor therefor. The Parties shall use commercially reasonable efforts to mitigate any Losses indemnifiable hereunder, including by using commercially reasonable efforts to recover under any insurance policy. A Party shall not be liable under this Section 4.03 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the other Party contained in this Agreement if such other Party had actual knowledge of such inaccuracy or breach prior to the Closing.

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g) Subject to Sections 4.04(e) and 5.9, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 4.03. In furtherance of the foregoing, except with respect to the enforcement of rights under Sections 4.04(e) and 5.9, each Party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Section 4.03.

h) The provisions of this Section shall survive the Closing.

4.04 Non-Competition, Non-Solicitation and Non-Disparagement.

(a) During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), neither Seller nor Spencer Bautista nor Shaun White (the “Restricted Members”) shall, directly or indirectly, engage in, own, be employed by, consult with or otherwise render services to any Person who is engaged in a Competing Business; provided, however, that ownership of equity interest of not more than 2% in a publicly traded entity that is engaged in a Competing Business, without more, shall not constitute a violation of this covenant.

(b) During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Solicitation Period”), neither Seller nor any Restricted Member shall, directly or indirectly: (i) solicit the trade of, or trade with, any customer or supplier of the Business as acquired by Buyer such that the customer or supplier of Buyer reduces the amount of business that it does (or, but for that solicitation, would do) with Buyer, or (ii) solicit or induce any employee, distributor, sales representative, agent or contractor of the Business as acquired by Buyer to terminate employment or other relationship with Buyer.

(c) If a court of competent jurisdiction shall determine that Seller or any Restricted Member is in breach of any of the provisions of subsection (a) or subsection (b) above, then the time periods set forth in those subsections shall, as they relate to the breaching Party, be extended by the length of time during which the breaching Party is in breach of any of those provisions.

(d) As used in this Section 4.04, the following terms have the following meanings:

(1) “Competing Business” means any offering of any service in the Territory that is competitive with any of the services offered within the scope of the Business as acquired by Buyer;

(2) “Territory” means the counties wherein are situated the following metropolitan areas, in addition to Irvine, California, and Miami, Florida: Dallas TX, Denver CO, Henderson NV, Las Vegas NV, Lehi UT, Logan UT, Ogden UT, Orem UT, St. George UT, West Jordan UT, Atlanta GA, and Chicago IL as well as any other counties wherein Seller has conducted its Business at any time during the three-year period prior to the date of this Agreement.

(e) Seller and Restricted Members acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Section 4.04 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 4.04 and shall have the right to specifically enforce Section 4.04 and its terms and provisions against either Seller or any Restricted Member, or all as applicable, in addition to any other remedy to which Buyer may be entitled under this Agreement, at law or in equity.

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(f) It is the intent of the Parties that each provision of this Section 4.04 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of Section 4.04 is sought. In furtherance of the foregoing, each provision of Section 4.04 shall be severable from each other provision, and any provision of Section 4.04 that is prohibited or unenforceable in any jurisdiction shall be subject to the following:(i) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable; (ii) the governmental entity or arbitrator considering the matter is authorized to (or, if that governmental entity or arbitrator is unwilling or fails to do so, then the Parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the Parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 4.04, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of Section 4.04 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of Section 4.04 shall not (x) affect the validity or enforceability of any other provision of Section 4.04 or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other competent jurisdiction or venue.

(g) Each Party agrees that during the Restricted Period it will not, either on its own account or directly or indirectly in conjunction with or on behalf of any other Person, disparage or otherwise speak or write negatively about any other Party or the Business as conducted by Seller or Buyer or cause any other person to disparage or speak or write negatively about any other Party or the Business.

5. GENERAL

5.01 Confidentiality. Buyer and Seller each agree that they will not, and shall cause their respective affiliates, representatives and advisors not to, use or to disclose to any person other than the Parties hereto and their respective affiliates, representatives and advisors, any information set forth in this Agreement, the Exhibits hereto, or any of the other Transaction Documents for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each Party agrees to keep confidential, and cause its affiliates, representatives and advisors to keep confidential, all information and documents obtained in connection with the entering into of this Agreement and the other Transaction Documents unless such information (i) was already known to such Person and not subject to a confidentiality obligation, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the Party providing such information (a “Providing Party”), or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each Party shall promptly cause all documents and all copies thereof or extracts therefrom containing information and data as to a providing Party to be returned to the providing Party. The obligations of the Parties under this Section shall be in addition to, and shall not supersede or replace, any other confidentiality agreements now in place.

5.02 Governing Law and Jurisdiction. This Agreement, its construction and the determination of any rights, duties or remedies of the Parties hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any of the Transaction Documents may be brought against any of the Parties in any federal or state court sitting in the State of Delaware, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

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5.03 Entire Agreement. This Agreement (including all Exhibits and attachments and any future amendments thereto) together with the other Transaction Documents to be delivered pursuant hereto, constitutes the Parties’ entire agreement and understandings on the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, express or implied, relating to the subject matter hereof and thereof.

5.04 Remedies Nonexclusive; Severability. Except as provided in Section 4.03, each Party’s rights and remedies under this Agreement are not exclusive but are in addition to all other rights and remedies to which it may be entitled under applicable law or in equity. In the event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, it shall be deemed separate and shall not affect any other provisions hereof or the validity hereof. The parties agree to renegotiate in good faith any term or provision held invalid and to be bound by the mutually agreed substitute term or provision.

5.05 Modification & Waiver. This Agreement may not be amended or modified in any respect except by written agreement duly executed by authorized officers or representatives of each Party. No waiver of any of the terms and conditions of this Agreement shall be binding or effectual for any purpose unless in writing and signed by the Party against whom such waiver is sought to be enforced, and any such waiver shall be effective only in the specific instance and for the specific purpose given. No failure or delay on the part of any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.06 Counterparts. This Agreement may be prepared in two (2) or more original counterparts, each of which when duly executed by the Parties shall be deemed an original but all of which shall constitute one and the same Agreement.

5.07 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, permitted assignees, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable by any Party without the prior written consent of the other Parties. Nothing expressed or referred to in this Agreement is intended or will be construed to confer upon any person, other than the Parties hereto and their successors, and the rights of the Buyer Parties and Seller Parties under Section 4.03, any rights or remedies under or by reason of this Agreement or any Transaction Document.

5.08 Construction. This Agreement is a product of negotiation among competent business parties and shall be interpreted fairly in accordance with its terms, without strict construction in favor of either party as the drafter hereof. Headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The term “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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5.09 Injunctive Relief. It is acknowledged that any breach of this Agreement would cause a Party irreparable harm that could not be adequately compensated for by damages. Accordingly, in the event of any threatened or actual breach of this Agreement, a Party may, in addition to any other specific remedy for relief, enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction. Each Party shall have the right to seek and obtain an injunction or specific performance under this section even if monetary damages are available and readily quantifiable, and without proof of actual damage.

5.10 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given when received by the addressee by hand delivery, email, or nationally recognized overnight delivery service, with written confirmation of receipt, sent in each case to the appropriate addresses set forth in the signature lines below (or to such other addresses as either Party may designate from time to time by written notice to the other).

If to Buyer, to:	If to Seller, to:
ShiftPixy, Inc.	TAC Nexeo Holdings, LLC
Attn: Scott Absher	Attn: Rhett Neuenschwander
4101 NW 25th Street	(Tower Arch Partners I, LP)
Miami, FL 33142	14034 S 145 E, Suite 300
Email: scott.absher@shiftpixy.com	Draper, UT 84020
E-mail: rhett@towerarch.com

5.11 Publicity. Neither Buyer nor Seller shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval may be granted or withheld in the other Party’s sole discretion. A public announcement regarding the proposed transaction and/or its terms that does not identify Seller shall be made soon after the signing of this Agreement that will be pre-approved by both Parties prior to such announcement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, and the Members have also duly executed this Agreement, all at or on the date and year first above written.

ShiftPixy, Inc., a Wyoming corporation		Member

By:	/s/ Scott W. Absher	By:	/s/ Spencer Bautista
Name:	Scott W. Absher	Name:	Spencer Bautista
Title:	Chief Executive Officer	Title:	Individually

TAC Nexeo Holdings, LLC, a Delaware limited liability company		Member

By:	Tower Arch Partners I, LP	By:	/s/ Shaun White
Title:	Manager	Name:	Shaun White
		Title:	Individually
By:	/s/ Rhett Neuenschwander
Name:	Rhett Neuenschwander	Member: TCN Holdings, LLC
Title:	Partner
		By:	/s/ Teegan Clark
Nexeo Staffing, LLC / Nexeo HR Solutions,		Name:	Teegan Clark
LLC / Ready Construction Services, LLC /		Title:	Member
Ready Personnel Services, LLC / Ready
Temporary Services, LLC		Member: Tower Arch Partners I, LP / Tower
Arch Partners I (Q), LP
By:	/s/ Spencer Bautista
Name:	Spencer Bautista	By:	/s/ Rhett Neuenschwander
Title:	Chief Executive Officer	Name:	Rhett Neuenschwander
		Title:	Partner

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